The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 2, 2012	Filed Pursuant to Rule 424(b)(2) Registration No. 333-171806
Preliminary Pricing Supplement No. W32 (to Prospectus and Prospectus Supplement each dated January 28, 2011)
Royal Bank of Canada
Growth Securities with Capped Upside & Fixed Percentage Buffered Downside Linked to the iShares® Russell 2000 Index Fund, due July 3, 2013
This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. The securities are issued by Royal Bank of Canada (Royal Bank of Canada or the Issuer), and are Senior Medium-Term Notes of the Issuer, as described in the prospectus supplement and prospectus each dated January 28, 2011.

Agent:	Wells Fargo Securities, LLC. The agent may make sales through its affiliates or selling agents.
Principal Amount:	Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. The securities are not principal protected.
Valuation Date:	June 26, 2013, subject to postponement as described below.
Maturity Date:	July 3, 2013, subject to postponement as described below.
Trade Date:	March ·, 2012
Original Issue Date:	April ·, 2012
Interest:	We will not pay you interest during the term of the securities.
Fund:	The return on the securities is linked to the performance of the iShares® Russell 2000 Index Fund, which we refer to as the Fund.
Payment at Maturity:
The amount you receive at maturity, for each security you own, will depend upon the change in the price of the Fund based on the final Fund price relative to the initial Fund price (calculated as described in this pricing supplement), and whether or not the final Fund price is bellow the buffer level.

(i) If the final Fund price is greater than the initial Fund price, the maturity payment amount per security will equal the issue price of $1,000 per security plus an upside payment equal to 1.5 times the percentage increase of the price of the Fund times $1,000. The upside payment will not exceed the amount of [$150.00 - $190.00] per security, which will result in a maximum maturity payment amount per security of [$1,150.00 - $1,190.00].  The maximum maturity payment amount will be determined on the trade date and disclosed in the final pricing supplement for the securities.

(ii) If the final Fund price is equal to or less than the initial Fund price but greater than or equal to the buffer price, the maturity payment amount per security will equal the issue price of $1,000.00.

(iii) If the final Fund price is less than the buffer price, the maturity payment amount per security will equal the issue price of $1,000.00 per security minus an amount equal to the product of (i) $1,000.00 and (ii) the decline of the Fund in excess of the buffer price (expressed as a percentage of the initial Fund price), and you will lose up to 90% of your principal.

Initial Fund Price:	The closing price of the Fund on the trade date.
Final Fund Price:	The closing price of the Fund on the valuation date.
Buffer Price:	90.00% of the initial Fund price.
Listing:	The securities will not be listed on any securities exchange.
CUSIP Number:	78008TX66
ISIN Number:	·
The securities will be debt obligations of Royal Bank of Canada. No other company or entity will be responsible for payments under the securities or liable to holders of the securities in the event Royal Bank of Canada defaults under the securities.  The securities will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates.  Neither Wells Fargo Securities, LLC nor any of its affiliates will have any liability to purchasers of the securities in the event Royal Bank of Canada defaults on the securities.

The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

For a detailed description of the terms of the securities, see “Summary Information” beginning on page PS-2 and “Specific Terms of the Securities” beginning on page PS-16. Defined terms used in this cover page are defined in “Specific Terms of the Securities”.

Investing in the securities involves risks. See “Risk Factors” beginning on page PS-11.
	Per Security	Total
Public Offering Price	$1,000.00	$•
Underwriting Discount and Commission (1)	$12.50	$•
Proceeds to Royal Bank of Canada	$987.50	$•
(1) In addition to the underwriting discount and commissions, the public offering price specified above includes structuring and development costs received by Wells Fargo Securities, LLC. If the securities were priced today, the underwriting discount and commissions and the structuring and development costs would be approximately $20.00 per $1,000 principal amount of the securities. The actual underwriting discount and commissions and the structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the underwriting discount and commissions and the structuring and development costs together exceed $35.00 per $1,000 principal amount of the securities.  See “Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” in this pricing supplement for further information regarding how we may hedge our obligations under the securities.

Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the securities or passed upon the adequacy or accuracy of this pricing supplement.  Any representation to the contrary is a criminal offense.

Wells Fargo Securities
The date of this pricing supplement is April [ ], 2012

SUMMARY INFORMATION

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Growth Securities with Capped Upside & Fixed Percentage Buffered Downside Linked to the iShares® Russell 2000 Index Fund, due July 3, 2013 (the securities). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities and the tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should carefully review the section “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.

Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Royal Bank of Canada”, “we”, “us” and “our” or similar references mean Royal Bank of Canada.

What are the securities?

The securities offered by this pricing supplement will be issued by Royal Bank of Canada and will mature on July 3, 2013. The return on the securities will be linked to the performance of the iShares® Russell 2000 Index Fund, which we refer to as the Fund. The securities will not bear interest and no other payments will be made until maturity.

As discussed in the accompanying prospectus supplement, the securities are debt securities and are part of a series of debt securities entitled “Senior Global Medium-Term Notes, Series E” that Royal Bank of Canada may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Royal Bank of Canada. For more details, see “Specific Terms of the Securities” beginning on page PS-16.

Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. You may transfer only whole securities. Royal Bank of Canada will issue the securities in the form of a master global certificate, which is held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.

Are the securities principal protected?

No, the securities do not guarantee any return of principal at maturity.  If the final Fund price is less than the buffer price, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the price of the Fund declines below the buffer price, you will lose up to 90% of your principal.

What will I receive upon maturity of the securities?

At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the percentage change in the price of the Fund calculated based on the final Fund price (as defined below) relative to the initial Fund price (as defined below) and whether or not the final Fund price is below the buffer price (as defined below).

The maturity payment amount for each security will be determined by the calculation agent as described below:

·	If the final Fund price is greater than the initial Fund price, the maturity payment amount per security will equal the issue price of $1,000.00 per security plus the Upside Payment.

The Upside Payment is equal to 1.5 times the Fund percentage increase times $1,000.00. However, in no event may the Upside Payment exceed the amount of [$150.00 - $190.00] per security, which will result in a maximum maturity payment amount per security of [$1,150.00 - $1,190.00] (the maximum maturity payment amount). The maximum maturity payment amount will be determined on the trade date and disclosed in the final pricing supplement for the securities. The Fund percentage increase is equal to the percentage increase in the price of the Fund from the initial Fund price to the final Fund price, and can be expressed by the following formula:

(final Fund price – initial Fund price)
initial Fund price

·	If the final Fund price is equal to or less than the initial Fund price but greater than or equal to the buffer price, the maturity payment amount per security will equal the issue price of $1,000.00.

·	If the final Fund price is less than the buffer price, the maturity payment amount per security will equal:

$1,000.00 -	($1,000.00 Í	buffer price – final Fund price initial Fund price	)

If the final Fund price is less than the buffer price, the amount you will receive at maturity will be less than the principal amount of the securities, and you will lose up to 90% of your principal. If the final Fund price is zero, the maturity payment amount will be $100.00 per security, and you will lose 90% of your principal.

The initial Fund price will be equal to the closing price of the Fund on the trade date and disclosed in the final pricing supplement for the securities.

The buffer price will equal 90.00% of the initial Fund price.

The final Fund price will be determined by the calculation agent and will be the closing price of the Fund on the valuation date.

The valuation date is June 26, 2013. However, if that day occurs on a day that is not a trading day (as defined on page PS-20) or on a day on which the calculation agent has determined that a market disruption event (as defined under “Specific Terms of the Securities—Market Disruption Event” below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five trading days. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days. The maturity date will be a business day.  In the event the maturity date would otherwise be a date that is not a business day, the maturity date will be postponed to the next succeeding date that is a business day and no interest shall accrue or be payable as a result of the postponement.

The closing price on any trading day will equal the closing price of the Fund or any successor Fund (as defined under “Specific Terms of the Securities — Discontinuation of the Fund; Adjustments to the Fund” below) at the regular weekday close of trading on that trading day, as described in greater detail below under “Specific Terms of the Securities — Closing Price of the Fund.” In certain circumstances, the closing price will be based on the alternate calculation of the Fund described under “Specific Terms of the Securities — Discontinuation of the Fund; Adjustments to the Fund” below.

You should understand that the opportunity to benefit from the possible increase in the price of the Fund through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities of [15.00%-19.00%] over the principal amount of the securities. If the final Fund price is less than the buffer price, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the price of the Fund decreases below the buffer price, you will lose up to 90% of your principal.

Hypothetical Examples

Set forth below are four hypothetical examples of the calculation of the maturity payment amount based on the following hypothetical prices (the numbers appearing in the examples below have been rounded for ease of analysis):

Hypothetical initial Fund price: $80.99

Hypothetical buffer price: $72.89

Hypothetical maximum maturity payment amount: $1,170.00 (the mid-point of the range of maximum maturity payment amounts set forth in this pricing supplement)

Example 1—The hypothetical final Fund price is 70.00% of the hypothetical initial Fund price, which is below the buffer price:

Hypothetical final Fund price: $56.69

Maturity payment amount (per security)	=	$1,000.00 - $1,000.00 Í	(	buffer price – final Fund price	)
initial Fund price

=	$1,000.00 - $1,000.00 Í	(72.89 – 56.69)	= $800.00
80.99

Since the hypothetical final Fund price is less than the hypothetical initial Fund price and below the buffer price, the amount you will receive at maturity will be equal to the issue price of $1,000.00 per security minus $1,000.00 times the difference between the buffer price and the final Fund price, divided by the initial Fund price, and you would lose some of your principal. Although the Fund price declined by 30.00% from the hypothetical initial Fund price to the hypothetical final Fund price, your total cash payment at maturity would be $800.00 per security, representing a 20.00% loss of the principal amount of your securities.

Example 2—The hypothetical final Fund price is 95.00% of the hypothetical initial Fund price, which is below the initial Fund price, but above the buffer price:

Since the hypothetical final Fund price is less than the hypothetical initial Fund price but greater than the hypothetical buffer price, the maturity payment amount per security will equal the principal amount of $1,000.00.

Example 3—The hypothetical final Fund price is 107.50% of the hypothetical initial Fund price:

Hypothetical final Fund price: $87.06

Upside Payment = 1.50 × Fund percentage increase × $1,000.00

= 1.50 Í	(87.06 – 80.99)	Í $1,000.00	= $112.50
80.99

Maturity payment amount (per security) = $1,000.00 + Upside Payment

=	$1,000.00 +	$112.50	= $1,112.50;

Since the hypothetical final Fund price is greater than the hypothetical initial Fund price, you would receive the principal amount of $1,000.00 plus 1.5 times the amount of the percentage change in the price of the Fund times $1,000.00, subject to the hypothetical maximum maturity payment amount of $1,170.00 (the mid-point of the range of maximum maturity payment amounts set forth in this pricing supplement). As the calculation of the maturity payment amount without taking into account the hypothetical maximum payment amount would generate a result of $1,112.50 per security, your maturity payment amount would not be subject to the hypothetical maximum maturity payment amount of $1,170.00 per security. Your total cash payment at maturity would be $1,112.50 per security, representing a 11.25% total return.

Example 4—The hypothetical final Fund price is 120.00% of the hypothetical initial Fund price: Hypothetical final Fund price: $97.19 Upside Payment = 1.50 × Fund percentage increase × $1,000.00

= 1.50Í	(97.19 – 80.99)	Í $1,000.00	= $300.00
80.99

Maturity payment amount (per security) = $1,000.00 + Upside Payment

=	$1,000.00 +	$300.00	= $1,300.00	> $1,170.00

Since the hypothetical final Fund price is greater than the hypothetical initial Fund price, you would receive the principal amount of $1,000.00 plus 1.5 times the amount of the percentage change in the price of the Fund times $1,000.00, subject to the hypothetical maximum maturity payment amount of $1,170.00 (the mid-point of the range of maximum maturity payment amounts set forth in this pricing supplement). Although the calculation of the maturity payment amount without taking into account the hypothetical maximum maturity payment amount would generate a result of $1,300.00 per security, your maturity payment amount would be limited to $1,170.00 per security, representing a 17.00% total return, because the payment on the securities at maturity may not exceed the maximum maturity payment amount.

Hypothetical Returns

The following table assumes a hypothetical maximum maturity payment amount of $1,170.00, the mid-point of the maximum maturity payment amount range set forth in this pricing supplement, a hypothetical initial Fund price of $80.99 and a range of hypothetical final Fund prices and illustrates:

·	the hypothetical percentage change from the hypothetical initial Fund price to the hypothetical final Fund price;
·	the hypothetical maturity payment amount per security; and
·	the hypothetical total rate of return to beneficial owners of the securities.

The figures below are rounded for ease of analysis and are for purposes of illustration only. The actual maturity payment amount will depend on the actual final Fund price as determined by the calculation agent as described in this pricing supplement.

Hypothetical Final Fund Price	Percentage Change from the Hypothetical Initial Fund Price to the Hypothetical Final Fund Price	Hypothetical Maturity Payment Amount per Security(1)	Hypothetical Total Rate of Return on the Securities
$40.50	-50.00%	$600.00	-40.00%
$44.54	-45.00%	$650.00	-35.00%
$48.59	-40.00%	$700.00	-30.00%
$52.64	-35.00%	$750.00	-25.00%
$56.69	-30.00%	$800.00	-20.00%
$60.74	-25.00%	$850.00	-15.00%
$64.79	-20.00%	$900.00	-10.00%
$68.84	-15.00%	$950.00	-5.00%
$72.89(2)	-10.00%	$1,000.00	0.00%
$74.92	-7.50%	$1,000.00	0.00%
$76.94	-5.00%	$1,000.00	0.00%
$78.97	-2.50%	$1,000.00	0.00%
$80.99(3)	0.00%	$1,000.00	0.00%
$85.04	5.00%	$1,075.00	7.50%
$87.06	7.50%	$1,112.50	11.25%
$89.09	10.00%	$1,150.00	15.00%
$91.11	12.50%	$1,170.00	17.00%
$93.14	15.00%	$1,170.00	17.00%
$97.19	20.00%	$1,170.00	17.00%
$101.24	25.00%	$1,170.00	17.00%
$105.29	30.00%	$1,170.00	17.00%
$109.34	35.00%	$1,170.00	17.00%
$113.39	40.00%	$1,170.00	17.00%
$117.44	45.00%	$1,170.00	17.00%
$121.49	50.00%	$1,170.00	17.00%

(1)	Based on a hypothetical maximum maturity payment amount of $1,170.00 (the mid-point of the range of maximum maturity payment amounts set forth in this pricing supplement).

(2)	This is the hypothetical buffer price.

(3)	This is the hypothetical initial Fund price.

The following graph sets forth the return at maturity for a range of hypothetical final Fund prices, based on a hypothetical maximum maturity payment amount of $1,170.00 per $1,000.00 security (17.00% over the principal amount) and a hypothetical initial Fund price of $80.99.

Return Profile of Growth Securities with Capped Upside & Fixed Percentage Buffered Downside vs. the Fund

Who should or should not consider an investment in the securities?

We have designed the securities for investors who seek exposure to the Fund, who believe that the Fund price will increase over the term of the securities, and who want to participate in 1.5 times the possible appreciation of the Fund (measured by the percentage change in the price of the Fund based on the final Fund price relative to the initial Fund price), subject to the maximum maturity payment amount of [15.00%-19.00%] over the principal amount of the securities; who understand that, if the final Fund price is less than the buffer price, they will lose money on their investment; and who are willing to hold their securities until maturity. Investors in the securities should be willing to risk up to 90.00% of their investment.

The securities are not designed for, and may not be a suitable investment for, investors who are unable or unwilling to hold the securities to maturity, who seek principal protection for their investment and who are unwilling to make an investment exposed to downside performance risk of the Fund. The securities may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the securities prior to maturity?

The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the price of the Fund, dividend yields of the component common stocks held by the Fund, the time remaining to maturity of the securities, interest rates and the volatility of the Fund. Depending on the impact of these factors, you may receive less than $1,000.00 per security from any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. For more details, see “Risk Factors — Many factors affect the market value of the securities” on page PS-12.

What is the Fund?

According to publicly available information, the iShares® Russell 2000 Index Fund (the Fund) is an investment fund that is part of iShares® Trust (iShares®) and is managed by Blackrock Fund Advisors (BFA or the Fund Sponsor) and BlackRock Trust Company, N.A. (BTC) is the Fund’s investment adviser. Prior to December 1, 2009, BlackRock Fund Advisors was known as Barclays Global Fund Advisors. The iShares® Russell 2000 Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index (the Underlying Index). The Underlying Index is published by Russell Investments (Russell or the Index Sponsor) and is intended to reflect the performance of the small capitalization segment of the U.S. equity market. The Fund is managed by the Fund Sponsor without regard to the securities.

You should be aware that an investment in the securities does not entitle you to any ownership interest in the Fund or in the common stocks of the companies held by the Fund or included in the Underlying Index. For a discussion of the Fund, see “iShares® Russell 2000 Index Fund” beginning on page PS-24.

How has the Fund performed historically?

You can find a table with the high, low and period-end closing prices of the Fund during each calendar quarter from calendar year 2002 to the present, in the section entitled “iShares® Russell 2000 Index Fund — Historical Closing Prices Per Share of the Fund” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets without independent verification. You should not take the past performance of the Fund as an indication of how the Fund will perform in the future.

What are the United States federal income tax consequences of investing in the securities?

The terms of the securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all  tax purposes as pre-paid cash-settled derivative contracts in respect of the Fund. If the securities are so treated, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the Code), a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities.

Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

What are the Canadian federal income tax consequences of investing in the securities?

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read carefully the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Will the securities be listed on a stock exchange?

The securities will not be listed on any securities exchange. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” in this pricing supplement.

Are there any risks associated with my investment?

Yes, an investment in the securities is subject to significant risks, including the risk of loss of up to 90% of your principal. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page PS-11.

ADDITIONAL INFORMATION

You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.

You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement.  We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you.  We and Wells Fargo Securities, LLC are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement and the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

·	Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

·	Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

RISK FACTORS

An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the Fund or the common stocks held by the Fund. Investors in the securities are also exposed to further risks related to the Issuer of the securities, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for the year ended October 31, 2011, filed with the SEC and incorporated by reference herein.  See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances.

Your investment may result in a loss of up to 90% of your principal

We will not repay you a fixed amount of principal on the securities at maturity. The payment at maturity on the securities will depend on the percentage change in the price of the Fund based on the final Fund price relative to the initial Fund price, and whether or not the final Fund price falls below the buffer price. Because the price of the Fund is subject to market fluctuations, the amount of cash you receive at maturity may be more or less than the principal amount of the securities. If the final Fund price is less than the buffer price, the maturity payment amount will be less than the principal amount of each security. Accordingly, if the price of the Fund decreases below the buffer price, you will lose up to 90% of your principal.

You will not receive interest payments on the securities

You will not receive any periodic interest payments on the securities or any interest payment at maturity. Your payment at maturity will depend on the percentage change in the price of the Fund based on the final Fund price relative to the initial Fund price, and whether or not the final Fund price falls below the buffer price.

Your yield may be lower than the yield on a standard debt security of comparable maturity

The yield that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Royal Bank of Canada with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional senior non-callable debt securities, the securities do not guarantee the return of all of the principal amount at maturity. In addition, no interest will be paid during the term of your securities.

Your return is limited and will not reflect the return of owning the Fund or the common stocks held by the Fund

You should understand that the opportunity to participate in the possible appreciation in the price of the Fund through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities of [15.00%-19.00%] over the principal amount of the securities. Although any positive return on the securities is based on 1.5 times the Fund percentage increase times $1,000, in no event will the amount you receive at maturity be greater than the maximum maturity payment amount of [$1,150.00 - $1,190.00] per security. The maximum maturity payment amount will be determined on the trade date and disclosed in the final pricing supplement for the securities.

Owning the securities is not the same as owning the shares of the Fund or the common stocks held by the Fund

The return on your securities will not reflect the return you would realize if you actually owned and held the shares of the Fund or the common stocks held by the Fund for a similar period. First, because the maturity payment amount will be determined based on the price of the Fund, the return on the securities will not take into account the value of any dividends that may be paid on the Fund or the common stocks held by the Fund. Second, as a holder of the securities, you will not be entitled to receive any such dividends, nor will you have voting rights or any other rights that holders of the shares of the Fund or the common stocks held by the Fund may have. Even if the price of the Fund increases above the initial Fund price during the term of the securities, the market value of the securities may not increase by the same amount. It is also possible for the price of the Fund to increase while the market value of the securities declines.

There may not be an active trading market for the securities

The securities will not be listed on any securities exchange. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors such as the increase, if any, in the price of the Fund. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

Wells Fargo Securities, LLC and its broker-dealer affiliates currently intend to make a market for the securities, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the securities may cause Wells Fargo Securities, LLC or its broker-dealer affiliates to have long or short positions in the securities. The supply and demand for the securities, including inventory positions of market makers, may affect the secondary market for the securities.

The amount to be paid at maturity is not linked to the price of the Fund at any time other than the valuation date

The payment at maturity will be based on the price of the Fund only on the valuation date.  Therefore, for example, if the closing price of the Fund decreased precipitously on the valuation date, the payment on the securities may be significantly less than it would otherwise have been had the payment been linked to the closing price of the Fund prior to that decrease.  Although the actual price of the Fund on the maturity date or at other times during the term of the securities may be higher than the Fund price on the valuation date, you will not benefit from the closing price of the Fund at any time other than the valuation date.

Many factors affect the market value of the securities

The market value of the securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the securities caused by another factor and that the effect of one factor may compound the decrease in the market value of the securities caused by another factor. For example, a change in the volatility of the Fund may offset some or all of any increase in the market value of the securities attributable to another factor, such as an increase in the price of the Fund. In addition, a change in interest rates may offset other factors that would otherwise change the price of the Fund, and therefore, may change the market value of the securities. We expect that the market value of the securities will depend to a significant extent on the amount, if any, by which the market price per share of the Fund at any time during the term of the securities exceeds or does not exceed the initial Fund price. If you choose to sell your securities when the price of the Fund exceeds the initial Fund price, you may receive substantially less than the amount that would be payable at maturity based on this price because of the expectation that the Fund will continue to fluctuate until the final Fund price is determined. We believe that other factors that may also influence the value of the securities include:

·	the volatility (frequency and magnitude of changes in the price) of the Fund and, in particular, market expectations regarding the volatility of the Fund;

·	interest rates in the U.S. market;

·	the dividend yields of the common stocks included in the Underlying Index;

·	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

·	changes that affect the Fund, such as additions, deletions or substitutions;

·	the time remaining to maturity; and

·	geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions may affect the common stocks included in the Fund.

The correlation between the performance of the Fund and the performance of the Underlying Index may be imperfect

The Fund uses a representative sampling strategy to track the performance of its Underlying Index which may give rise to tracking error, i.e., the discrepancy between the performance of the Underlying Index and the performance of the Fund. In addition, because the shares of the Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market price of one share of the Fund may differ from the net asset value per share. Because of the potential discrepancies identified above, the returns on the Fund may not correlate perfectly with the returns on the Underlying Index over the same period. For more information, see “iShares® Russell 2000 Index Fund” beginning on page PS-21.

The securities will be debt obligations of Royal Bank of Canada.  No other company or entity will be responsible for payments under the securities

The securities will be issued by Royal Bank of Canada.  The securities will not be guaranteed by any other company or entity.  No other entity or company will be responsible for payments under the securities or liable to holders of the securities in the event Royal Bank of Canada defaults under the securities.  Royal Bank of Canada’s credit ratings are an assessment of our ability to pay our obligations, including those on the securities. Consequently, actual or anticipated declines in our credit ratings may affect the value of the securities.  The securities will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates.  None of Wells Fargo Securities, LLC or any of its affiliates will have any liability to make payments on the securities in the event Royal Bank of Canada defaults on the securities.

The policies of the Fund investment adviser and changes that affect the Underlying Index could affect the amount payable on the securities and their market value.

The policies of the Fund’s investment adviser concerning the management of the Fund, additions, deletions or substitutions of the securities held by the Fund, and the manner in which changes affecting the Underlying Index are reflected in the Fund could affect the market price of shares of the Fund and, therefore, the amount payable on the securities on the maturity date and the market value of the securities before that date.  The amount payable on the securities and their market value could also be affected if the Fund investment adviser changes these policies, for example, by changing the manner in which it manages the Fund, or if the Fund investment adviser discontinues or suspends maintenance of the Fund, in which case it may become difficult to determine the market value of the securities.

We have no affiliation with the Index Sponsor and will not be responsible for any actions taken by the Index Sponsor.

We have no affiliation with the Frank Russell Company (the Index Sponsor) and the Index Sponsor will not be involved in the offering of the securities.  Consequently, we have no control of the actions of the Index Sponsor, including any actions of the type that would affect the composition of the Underlying Index, and therefore, the price of the Fund.  The Index Sponsor has no obligation of any sort with respect to the securities.  Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the securities.

Historical prices of the Fund should not be taken as an indication of the future prices of the Fund during the term of the securities

The trading prices of the common stocks held by the Fund will determine the Fund price at any given time. As a result, it is impossible to predict whether the price of the Fund will rise or fall. Trading prices of the common stocks held by the Fund will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks held by the Fund.

Hedging transactions may affect the return on the securities

As described below under “Use of Proceeds and Hedging” on page PS-31, we, through one or more hedging counterparties,  may hedge our obligations under the securities by purchasing shares of the Fund, common stocks held by the Fund, futures or options on the Fund or common stocks held by the Fund, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the trading prices of common stocks held by the Fund or the price of the Fund, and may adjust these hedges by, among other things, purchasing or selling shares of the Fund, common stocks held by the Fund, futures, options, or exchange-traded funds or other derivative instruments with returns linked to the Fund or the common stocks held by the Fund at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of common stocks held by the Fund and/or the price of the Fund and, therefore, the market value of the securities. It is possible that we or one or more of our hedging counterparties could receive substantial returns from these hedging activities while the market value of the securities declines.

The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the securities and certain hedging costs are likely to adversely affect the price at which you can sell your securities

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wells Fargo Securities, LLC is willing to purchase the securities in secondary market transactions will likely be lower than the initial public offering price. The initial public offering price includes, and secondary market prices are likely to exclude, the underwriting discount and commission paid in connection with the initial distribution and the structuring and development costs. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Wells Fargo Securities, LLC, as a result of dealer discounts, mark-ups or other transactions.

Potential conflicts of interest could arise

We, Wells Fargo Securities, LLC and our respective affiliates may engage in trading activities related to the Fund or the stocks held by the Fund that are not for the account of holders of the securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the securities and the interests we, Wells Fargo Securities, LLC and our respective affiliates will have in the proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management. These trading activities could be adverse to the interests of the holders of the securities.

We, Wells Fargo Securities, LLC and our respective affiliates may presently or from time to time engage in business with one or more of the issuers of the common stocks held by the Fund. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, we, Wells Fargo Securities, LLC and our respective affiliates may acquire non-public information relating to these companies and, in addition, one or more of our affiliates or the affiliates of the agent may publish research reports about these companies. Neither we nor the agent make any representation to any purchasers of the securities regarding any matters whatsoever relating to the issuers of the common stocks held by the Fund. Any prospective purchaser of the securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the securities.  The offering of the securities does not reflect any investment or sell recommendations as to the Fund or the securities that the Fund holds by us, Wells Fargo Securities, LLC or our respective affiliates.

The calculation agent may postpone the valuation date and, therefore, determination of the final Fund price and the maturity date if a market disruption event occurs on the valuation date

The valuation date and, therefore, determination of the final Fund price may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date with respect to the Fund. If a postponement occurs, the calculation agent will use the closing price of the Fund on the next succeeding trading day on which no market disruption event occurs or is continuing as the final Fund price. As a result, the maturity date for the securities would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the price of the Fund after the valuation date. See “Specific Terms of the Securities — Market Disruption Events” beginning on page PS-18.

There are potential conflicts of interest between you and the calculation agent

The calculation agent will, among other things, determine the amount of your payment at maturity on the securities.  Our wholly-owned subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affects the Fund.  Since this determination by the calculation agent will affect the payment at maturity on the securities, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

Significant aspects of the tax treatment of the securities are uncertain

The tax treatment of the securities is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from the Canada Revenue Agency regarding the tax treatment of the securities, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement.

Since the Fund is an exchange traded fund, while the matter is not entirely clear, there exists a substantial risk that an investment in the securities is a “constructive ownership transaction” to which Section 1260 of the Code applies.  If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the securities could be recharacterized as ordinary income, in which case certain interest charges would apply.  See the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences – Supplemental U.S. Tax Considerations – Potential Application of Section 1260 of the Code”.

The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities should be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

SPECIFIC TERMS OF THE SECURITIES

The securities are to be issued pursuant to the terms of the Indenture dated as of October 23, 2003, between Royal Bank of Canada and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as Trustee, as supplemented by the First Supplemental Indenture dated as of July 21, 2006, between Royal Bank of Canada and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as Trustee and by the Second Supplemental Indenture dated as of February 28, 2007 between Royal Bank of Canada and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as Trustee (the Base Indenture, together with the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”).

The information contained in this section and in the prospectus supplement and the prospectus summarizes some of the terms of the securities and the Indenture. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the Indenture before making your investment decision. We have filed copies of the Indenture with the SEC.  Copies are also available for inspection at the offices of the Trustee.

Issuer:	Royal Bank of Canada

Specified Currency:	U.S. dollars

Principal Amount:	$1,000.00 per security

Aggregate Principal Amount:	$·

Agent:	Wells Fargo Securities, LLC

The agent may make sales through its affiliates or selling agents.

Agent Acting in the Capacity of:	Principal

Trade Date:	March ·, 2012

Original Issue Date:	April ·, 2012

Maturity Date:
July 3, 2013, subject to postponement as described below. The maturity date will be a business day.  In the event the maturity date would otherwise be a date that is not a business day, the maturity date will be postponed to the next succeeding date that is a business day and no interest shall accrue or be payable as a result of such postponement.

Valuation Date:
June 26, 2013. However, if that day occurs on a day that is not a trading day or on a day on which the calculation agent has determined that a market disruption event (as defined under “Specific Terms of the Securities — Market Disruption Event” below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five trading days. If the valuation date is postponed by five trading days, and a market disruption event occurs or is continuing on that fifth trading day, then the final Fund price will nevertheless be determined as set forth on the next page under Closing Price of the Fund. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

The Fund:	The return on the securities is linked to the performance of the iShares® Russell 2000 Index Fund (the Fund).

Payment at Maturity:
At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the change in the price of the Fund based on the final Fund price relative to the initial Fund price, and whether or not the final Fund price is below the buffer price.

The maturity payment amount for each security will be determined by the calculation agent as described below:

·      If the final Fund price is greater than the initial Fund price, the maturity payment amount per security will equal the issue price of $1,000.00 per security plus the Upside Payment. However, in no event will the Upside Payment exceed the amount of [$150.00 - $190.00] per security, which will result in a maximum maturity payment amount per security of [$1,150.00 - $1,190.00]. The maximum maturity payment amount will be determined on the trade date and disclosed in the final pricing supplement for the securities.

·      If the final Fund price is less than or equal to the initial Fund price but greater than or equal to the buffer price, the maturity payment amount per security will equal the issue price of $1,000.00.

·      If the final Fund price is less than the buffer price, the maturity payment amount per security will equal the issue price of $1,000.00 minus an amount equal to the product of (i) $1,000.00 and (ii) the decline of the Fund in excess of the buffer price (expressed as a percentage of the initial Fund price), and you will lose up to 90% of your principal.

If the final Fund price is less than the buffer price, you will lose up to 90% of your principal. If the final Fund price is zero, the maturity payment amount will be $100.00 per security.

If any payment is due on the securities on a day which is not a business day, then such payment may be made on the next day that is a business day, in the same amount and with the same effect as if paid on the original due date.

Initial Fund Price:	The closing price of the Fund on the trade date.

Final Fund Price:	The closing price of the Fund on the valuation date, as determined by the calculation agent.

Buffer Price:	90.00% of the initial Fund price.

Closing Price of the Fund:
The closing price for one share of the Fund (or one unit of any other security for which a closing price must be determined) on any trading day means:

·      if shares of the Fund (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act on which shares of the Fund (or any such other security) are listed or admitted to trading, or

·      if shares of the Fund (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If shares of the Fund (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the Fund (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for shares of the Fund (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the firm bid prices for shares of the Fund (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of the Issuer, Wells Fargo Securities, LLC or any of their respective affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Upside Payment:
1.5 times the Fund percentage increase times $1,000.00. However, in no event will the Upside Payment exceed an amount of [$150.00 - $190.00] per security, which will result in a maximum maturity payment amount per security of [$1,150.00 - $1,190.00] (the maximum maturity payment amount). The maximum maturity payment amount will be determined on the trade date and disclosed in the final pricing supplement for the securities.

Fund Percentage Increase:
The percentage increase in the price of the Fund from the initial Fund price to the final Fund price, and can be expressed by the following formula:

         final Fund price – initial Fund price
initial Fund price

Market Disruption Events:
A market disruption event, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events:

·      a suspension, absence or material limitation of trading in shares of the Fund on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

·      a suspension, absence or material limitation of trading in option or futures contracts relating to shares of the Fund, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

·      the shares of the Fund do not trade on the NYSE Arca, the NASDAQ Global Market or what was the primary market for shares of the Fund, as determined by the calculation agent in its sole discretion; or

·      any other event, if the calculation agent determines in its sole discretion that the event materially interferes with the ability of Royal Bank of Canada or an affiliate of Wells Fargo Securities, LLC, or any of their respective hedge counterparties to unwind all or a material portion of a hedge with respect to the securities that such party or its respective hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging.”

The following events will not be market disruption events:

·      a limitation on the hours or number of days of trading in shares of the Fund on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

·      a decision to permanently discontinue trading in the option or futures contracts relating to shares of the Fund.

For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to shares of the Fund, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to shares of the Fund, if available, in the primary market for those contracts, by reason of any of:

·      a price change exceeding limits set by that market;

·      an imbalance of orders relating to those contracts; or

·      a disparity in bid and asked quotes relating to those contacts;

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the Fund in the primary market for those contracts.

Discontinuation of/Adjustments to the Fund:
If the Fund Sponsor discontinues operation of the Fund and the Fund Sponsor or another entity establishes or designates a successor or substitute Fund that the calculation agent determines, in its sole discretion, to be comparable to the Fund (a successor fund), then the calculation agent will substitute the successor Fund for the Fund and determine the closing price of the Fund on the valuation date as described above under “—Closing Price of the Fund.”

If the Fund Sponsor discontinues operation of the Fund and:

·      the calculation agent does not select a successor fund, or

·      the successor fund is no longer traded or listed on any of the relevant trading days,

the calculation agent will compute a substitute price for the Fund in accordance with the procedures last used to calculate the price of the Fund before any discontinuation but using only those securities that were held by the Fund prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for the Fund as described below, the successor Fund or price will be used as a substitute for the Fund for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Fund Sponsor elects to re-establish the Fund, unless the calculation agent in its sole discretion decides to use the re-established Fund.

If the Fund Sponsor discontinues operation of the Fund before the valuation date and the calculation agent determines that no successor Fund is available at that time, then on each trading day until the earlier to occur of:

·      the determination of the closing price of the Fund on a call date with respect to which a call event has occurred,

·      the determination of the final Fund price, or

·      a determination by the calculation agent that a successor fund is available,

the calculation agent will determine the price that would be used in computing the closing price of the Fund as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the securities, and arrange for information with respect to these prices to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the operation of the Fund would be expected to adversely affect the value of, liquidity of and trading in the securities.

If at any time the method of calculating the price of the Fund or the successor fund changes in any material respect, or if the Fund or successor fund is in any other way modified so that the price of the Fund or successor fund does not, in the opinion of the calculation agent, fairly represent the price of the Fund had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in City of New York, on each date that the closing price of the Fund is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a price of a fund comparable to the Fund or such successor fund, as the case may be, as if those changes or modifications had not been made, and calculate the closing price with reference to the Fund or such successor fund, as so adjusted. Accordingly, if the method of determining the price of the Fund or a successor fund is modified and has a dilutive or concentrative effect on the price of such fund e.g., due to a split, then the calculation agent will adjust such Fund in order to arrive at a price of such fund as if it had not been modified, e.g., as if a split had not occurred.

Neither the calculation agent nor Royal Bank of Canada will have any responsibility for good faith errors or omissions in calculating or disseminating information regarding the Fund or any successor fund or as to modifications, adjustments or calculations by the Fund Sponsor or any successor fund sponsor in order to arrive at the price of the Fund or any successor Fund.

Calculation Agent:
RBC Capital Markets, LLC will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the securities.

Trustee:	The Bank of New York Mellon (formerly known as The Bank of New York)

Business Day:
For purposes of the securities, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:
A trading day means any day on which the exchange and each related exchange are scheduled to be open for their respective regular trading sessions.

The exchange means the primary organized exchange or quotation system for trading shares of the Fund, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in such shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to such shares on such temporary substitute exchange or quotation system as on the original exchange).

A related exchange means each exchange or quotation system on which futures or options contracts relating to the Fund are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to such Fund has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such Fund on such temporary substitute exchange or quotation system as on the original related exchange).

Additional Amounts:
We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the securities, we will pay such additional amounts (Additional Amounts) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a security, which we refer to as an Excluded Holder, in respect of a beneficial owner:

(i)           with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)          which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of securities or the receipt of payments thereunder;

(iii)          which presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:

(a)           the due date for payment thereof, or

(b)           if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the Indenture; or

(iv)          who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the Trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee. We will indemnify and hold harmless each holder of securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences.”

Authorized Denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof.

Form of Securities:	Book-entry

Listing:	The securities will not be listed on any securities exchange.

Failure to Pay Maturity Payment Amount When Due:
In the event we fail to pay the maturity payment amount on the maturity date, any overdue payment in respect of the maturity payment amount of the securities on the maturity date will bear interest until the date upon which all sums due in respect of such securities are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following that failure to pay.  That rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of Default and Acceleration:
If the maturity of the securities is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. The amount will be the maturity payment amount, calculated as if the date of declaration of acceleration were the valuation date.

iSHARES® RUSSELL 2000 INDEX FUND

We have derived the following information regarding the Fund from publicly available documents published by BTC. We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with the Fund and the Fund will have no obligations with respect to the securities. This pricing supplement relates only to the securities and does not relate to the shares of the Fund or any assets included in the applicable Underlying Index. Neither we nor Wells Fargo Securities, LLC participates in the preparation of the publicly available documents described below. Neither we nor Wells Fargo Securities, LLC has made any due diligence inquiry with respect to the Fund in connection with the offering of the securities. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the Fund have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Fund could affect the value of the shares of the Fund on the valuation date and therefore could affect the payment at maturity.

Information concerning the Fund filed with the SEC by iShares under the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this pricing supplement.

“iShares®” is a registered mark of BTC. BTC has licensed certain trademarks and trade names of BTC for our use. The notes are not sponsored, endorsed, sold, or promoted by BTC, or its affiliates, including BFA. Neither BTC nor BFA makes any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither BTC nor BFA shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the securities or in connection with our use of information about the Fund.

iShares consists of numerous separate investment portfolios, including the Fund. The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Fund typically earns income from dividends from securities held by the Fund. These amounts, net of expenses and taxes (if applicable), are passed along to the Fund’s shareholders as “ordinary income.” In addition, the Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the securities are linked only to the share price of the Fund, you will not be entitled to receive income, dividend, or capital gain distributions from the Fund or any equivalent payments.

The shares of the Fund trade on the NYSE Arca, Inc. under the symbol “IWM”.

Composition of the Fund

As of February 28, 2012, the top ten industry sectors in which the Fund had invested were as follows:

Top ten industry sectors

1	Financial Services	22.90%
2	Technology	14.30%
3	Consumer Discretionary	14.99%
4	Producer Durables	14.32%
5	Health Care	12.66%
6	Materials & Processing	7.06%
7	Energy	6.47%
8	Utilities	4.12%
9	Consumer Staples	3.03%
10	S-T Securities	0.07%

Underlying Index

We have derived all information contained in this pricing supplement regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The information reflects the policies of, and is subject to change by, the Index Sponsor. The Index Sponsor which owns the copyright and all other rights to the Underlying Index, has no obligation to continue to publish, and may discontinue publication of, the Underlying Index. None of us, the calculation agent, or the agent accepts any responsibility for the calculation, maintenance, or publication of the Underlying Index or any successor index.

The Underlying Index measures the composite price performance of stocks of 2,000 companies classified as U.S. companies under the Index Sponsor’s methodology. The Index Sponsor began dissemination of the Underlying Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the Underlying Index. The Underlying Index was set to 135 as of the close of business on December 31, 1986. The Underlying Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the Underlying Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The Underlying Index is determined, comprised, and calculated by the Index Sponsor without regard to the securities.

Selection of Stocks Comprising the Underlying Index

All companies eligible for inclusion in the Underlying Index must be classified as a U.S. company under the Index Sponsor’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, the Index Sponsor defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, the Index Sponsor compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, the Index Sponsor will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. For the 2010 reconstitution, the Index Sponsor will use one year of assets or revenues data to determine the country for the company. Beginning in 2011, the Index Sponsor will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, the Index Sponsor will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Underlying Index must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion, but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership.

An important criteria used to determine the list of securities eligible for the Underlying Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. Companies with a total market capitalization of less than $30 million are not eligible for the Underlying Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Underlying Index.

Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. In general, only one class of common stock of a company is eligible for inclusion in the Underlying Index, although exceptions to this general rule have been made where the Index Sponsor has determined that each class of common stock acts independent of the other.

Annual reconstitution is a process by which the Underlying Index is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, the Index Sponsor reconstitutes the composition of the Underlying Index using the then existing market capitalizations of eligible companies. Reconstitution of the Underlying Index occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday. In addition, the Index Sponsor adds initial public offerings to the Underlying Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

As a capitalization-weighted index, the Underlying Index reflects changes in the capitalization, or market value, of the component stocks relative to the entire market value of the Underlying Index. The current index level is calculated by adding the market values of the Underlying Index’s component stocks, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the available market capitalization of the 2,000 stocks. The available market capitalization is then divided by a divisor, which represents the index value of the Underlying Index. To calculate the Underlying Index, closing prices will be used from the primary exchange of each security. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Underlying Index. In order to provide continuity for the Underlying Index’s level, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

Historical Closing Prices Per Share of the Fund

Since its inception, the price of the Fund has experienced significant fluctuations. Any historical upward or downward trend in the closing price of the Fund during any period shown below is not an indication that the closing price of the Fund is more or less likely to increase or decrease at any time during the term of the securities. The historical prices of the Fund do not give an indication of future performance of the Fund. We cannot make any assurance that the future performance of the Fund or the trading prices of the common stocks held by the Fund will result in holders of the securities receiving a positive total return on their investment.

We obtained the closing prices of the Fund listed below from Bloomberg Financial Markets without independent verification. The actual closing prices of the Fund at or near maturity of the securities may bear little relation to the historical prices shown below.

The following table sets forth the published quarterly high, low and quarter end closing price of the Fund (in U.S. dollars) for the period from January 1, 2002 through February 29, 2012. This historical data on the Fund is not indicative of the future price per share of the Fund or what the market value of the securities may be. Any historical upward or downward trend in the price per share of the Fund during any period set forth below is not any indication that the price per share of the Fund is more or less likely to increase or decrease at any time during the term of the securities.

High, Low and Period-End Closing Price of the Fund

Quarter/Period – Start Date	Quarter/Period – End Date	High Closing Price of the Fund	Low Closing Price of the Fund	Quarter/Period – End Closing Price of the Fund
1/1/2002	3/28/2002	50.32	45.40	50.05
3/31/2002	6/28/2002	52.15	44.99	45.33
6/30/2002	9/30/2002	44.40	35.38	35.78
10/1/2002	12/31/2002	40.91	32.55	37.91

1/1/2003	3/31/2003	39.67	34.42	36.30
4/1/2003	6/30/2003	45.73	36.63	44.45
7/1/2003	9/30/2003	51.86	44.76	48.53
10/1/2003	12/31/2003	56.22	49.84	55.40

1/1/2004	3/31/2004	59.95	55.76	58.80
4/1/2004	6/30/2004	60.38	53.46	59.00
7/1/2004	9/30/2004	58.10	51.68	56.93
10/1/2004	12/31/2004	65.03	56.23	64.75

1/1/2005	3/31/2005	64.35	60.20	61.08
4/1/2005	6/30/2005	64.06	56.88	63.70
7/1/2005	9/30/2005	68.37	63.98	66.39
10/1/2005	12/30/2005	68.86	61.62	66.72

1/1/2006	3/31/2006	75.97	68.05	75.97
4/1/2006	6/30/2006	77.63	66.65	71.73
7/1/2006	9/29/2006	73.29	66.75	72.00
10/1/2006	12/29/2006	79.38	71.22	78.03

1/1/2007	3/30/2007	82.39	75.17	79.51
4/1/2007	6/29/2007	84.79	79.75	82.96
7/1/2007	9/28/2007	85.74	75.20	80.04
10/1/2007	12/31/2007	84.18	73.02	75.92

1/1/2008	3/31/2008	75.16	64.50	68.29
4/1/2008	6/30/2008	76.20	68.53	69.05
7/1/2008	9/30/2008	75.30	65.05	68.00
10/1/2008	12/31/2008	67.02	38.53	49.24

1/1/2009	3/31/2009	51.25	34.39	42.05
4/1/2009	6/30/2009	53.20	42.78	51.08
7/1/2009	9/30/2009	62.02	47.87	60.24
10/1/2009	12/31/2009	63.36	56.22	62.44

1/1/2010	3/31/2010	69.23	58.68	67.80
4/1/2010	6/30/2010	74.13	61.12	61.12
7/1/2010	9/30/2010	67.67	59.04	67.50
10/1/2010	12/31/2010	79.20	66.94	78.24

1/1/2011	3/31/2011	84.17	77.19	84.17
4/1/2011	6/30/2011	86.39	77.78	82.80
7/1/2011	9/30/2011	85.65	64.25	64.25
10/1/2011	12/31/2011	76.45	60.97	73.69

1/1/2012	2/29/2012	83.03	74.56	80.99

SUPPLEMENTAL DISCUSSION OF CANADIAN FEDERAL INCOME TAX CONSEQUENCES

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest on a security (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest), that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  If the Fund could be viewed as a proxy for the profit of Royal Bank of Canada, any interest paid or credited or deemed to be paid or credited on a security may be subject to Canadian non-resident withholding tax.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus under “Tax Consequences – United States Taxation” and prospectus supplement under “Certain Income Tax Consequences – United States Taxation” with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. You should consult with your own tax advisor concerning the consequences of investing in and holding the securities.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the securities as pre-paid cash-settled derivative contracts in respect of the Fund for U.S. federal income tax purposes, and the terms of the securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization.  If the securities are so treated, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities.  In general, a U.S. holder’s tax basis in the securities will be equal to the price the holder paid for the securities.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

We will not attempt to ascertain whether the Fund would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If the Fund were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the Fund and consult your tax advisor regarding the possible consequences to you in this regard.

Potential Application of Section 1260 of the Code.  Since shares of the Fund are the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as regulated investment companies (including certain exchange-traded funds), real estate investment trusts, partnerships and passive foreign investment companies), while the matter is not entirely clear, there exists a substantial risk that an investment in the securities is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the securities could be recharacterized as ordinary income (the Excess Gain). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusions for the U.S. holder in taxable years prior to the taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).

If an investment in the securities is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. holder in respect of the securities will be recharacterized as ordinary income.  It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the securities will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the securities, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. holder would have had if such U.S. holder had acquired shares of the Fund at fair market value on the original issue date of the securities for an amount equal to the issue price of the securities and sold such shares of the Fund upon the date of sale, exchange or settlement of the securities at fair market value (appropriately taking into account any leveraged upside exposure). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the securities.

Alternative Treatments.  Alternative tax treatments of the securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the securities, and the Internal Revenue Service might assert that the securities should be treated, as a single debt instrument.  Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the securities are so treated, a holder would generally be required to accrue interest currently over the term of the securities even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a holder might recognize upon the sale, exchange or maturity of the securities would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the Internal Revenue Service could seek to characterize the securities in a manner that results in tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the securities.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether Section 1260 of the Code, as discussed above, might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the securities.

Non-U.S. Holders. The following discussion applies to non-U.S. holders of the securities. A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the securities, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the securities.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations may impose a withholding tax on payments made on the securities on or after January 1, 2013 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be required to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the securities in order to minimize or avoid U.S. withholding taxes.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments on the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to pay the maturity payment amount at maturity of the securities. The initial public offering price of the securities includes the underwriting discount and commission and the structuring and development costs indicated on the cover page of this pricing supplement and the estimated cost of hedging our obligations under the securities.

We expect to hedge our obligations under the securities through an affiliate of Wells Fargo Securities, LLC and/or one or more of our affiliates.  Our cost of hedging will include the projected profit that such counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparties’ control, this hedging may result in a profit that is more or less than expected, or could result in a loss.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the securities will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

The hedging activity discussed above and the underwriting discount and commission and structuring and development costs may adversely affect the market value of the securities from time to time and the maturity payment amount you will receive on the securities at maturity. See “Risk Factors — Hedging transactions may affect the return on the securities”, “— The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the securities and certain hedging costs are likely to adversely affect the price at which you can sell your securities” and “— Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The securities are being purchased by Wells Fargo Securities, LLC (the agent) as principal, pursuant to a distribution agreement between the agent and us. The agent has agreed to pay certain of our out-of-pocket expenses of the issue of the securities.

From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent will be our swap counterparty for a hedge relating to our obligations under the securities.

In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or otherwise.

The agent has committed to purchase all of these securities in the initial public offering of the securities if any are purchased.

The agent proposes to offer the securities in part directly to the public at the public offering price set forth on the cover page of this pricing supplement and in part to Wells Fargo Advisors, LLC (WFA) and Wells Fargo Advisors Financial Network, LLC or certain securities dealers at such price less a selling concession not to exceed $12.50 per security.

After the initial public offering of the securities is completed, the public offering price and concessions may be changed by the agent.

If the securities were priced today, the underwriting discount and commission and the structuring and development costs would be approximately $20.00 per $1,000 principal amount of the securities. In addition to any sales concession paid to WFA, WFA will also receive up to $1.125 of the structuring and development costs discussed on the cover page of this pricing supplement for each $1,000 of the securities that it sells. The actual underwriting discount and commission and the structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the underwriting discount and commissions and the structuring and development costs together exceed $35.00 per $1,000 in principal amount of the securities.

The public offering price of the securities includes the underwriting discount and commissions and the structuring and development costs received by Wells Fargo Securities, LLC. We expect to hedge our obligations through an affiliate of Wells Fargo Securities, LLC and/or one of our affiliates.  Our cost of hedging will include the projected profit that such counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See “Use of Proceeds and Hedging” on page PS-31.

Proceeds to be received by Royal Bank of Canada in this offering will be net of the underwriting discount, commission and expenses payable by Royal Bank of Canada.

The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities. However the agent is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

Royal Bank of Canada has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

This pricing supplement and the attached prospectus and prospectus supplement may be used by Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC in connection with offers and sales related to market-making or other transactions in the securities.  Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC may act as principal or agent in such transactions. Those sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

No action has been or will be taken by Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus and prospectus supplement in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent.

For the following jurisdictions, please note specifically:

Argentina

Royal Bank of Canada U.S. Medium-Term Notes program and the related offer of securities and the sale of securities under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.

Brazil

The securities may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay

This is a private and personal offering. The securities offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

Taiwan

The securities may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.